Exhibit 23 Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 31, 1996, which appears on page 8 of the Annual Report to the Board of Directors and Shareholders of Flowers Industries, Inc. which is incorporated by reference in Flowers Industries, Inc.'s Annual Report on Form 10-K for the year ended June 29, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 28 of such Annual Report on Form 10-K.



Atlanta, Georgia                   /s/ Price Waterhouse LLP
March 14, 1997                     Price Waterhouse LLP